Exhibit 99.1

Reliance Steel & Aluminum Co. Reports First Quarter Results

Sales Up 20%, EPS Up 25%

LOS ANGELES--(BUSINESS WIRE)--April 26, 2012--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the first quarter ended March 31, 2012. For the 2012 first quarter, Reliance reported net income of $116.2 million, up 26% from 2011 first quarter net income of $92.3 million, and up 71% from $67.9 million in the 2011 fourth quarter. Earnings per diluted share were $1.54 in the 2012 first quarter, up 25% from 2011 first quarter earnings per diluted share of $1.23 and up 69% from $.91 for the 2011 fourth quarter. Sales for the 2012 first quarter were $2.29 billion, up 20% from 2011 first quarter sales of $1.91 billion, and up 13% from 2011 fourth quarter sales of $2.03 billion. The 2012 first quarter financial results include in cost of sales a pre-tax LIFO charge, or expense, of $7.5 million, compared with a pre-tax LIFO charge of $20.0 million for the 2011 first quarter and $17.8 million for the 2011 fourth quarter. The LIFO adjustments, in effect, reflect cost of sales at current replacement costs.

Reliance’s tons sold for the 2012 first quarter were up 13.8% from the 2011 first quarter and up 11.2% from the 2011 fourth quarter. Average prices per ton sold in the 2012 first quarter were up 5.3% compared to the 2011 first quarter and up 1.3% compared to the 2011 fourth quarter. For the 2012 first quarter, carbon steel sales were 52% of net sales; aluminum sales were 15%; stainless steel sales were 15%; alloy sales were 12%; toll processing sales were 2%; and other sales were 4%.

David H. Hannah, Chairman and CEO of Reliance said, “As we indicated in our earnings guidance update last week, the quarter, overall was better than we originally anticipated. Demand was stronger, especially in January and February, aided in part by a more favorable pricing environment for most of our products. Sales dollars per day in March were down slightly from February due to a drop in tons sold per day, as the direction of carbon steel pricing became a little uncertain and stainless steel surcharges decreased.”

“Once again, the markets that continued to provide the most growth during the quarter were energy (oil and gas), aerospace, farm and heavy equipment, and auto through our toll processing businesses. Semiconductor and general manufacturing also remained strong. We have seen improvements in our non-residential construction related businesses, but it still lags the growth seen in other areas. We are very fortunate that Reliance has such a broad range of products and substantial customer diversification. Those attributes have helped our operating results to be less volatile than if we had a more narrow range of products sold into fewer industries,” Hannah continued.

“Our balance sheet is in excellent shape, with net debt-to-total capital at 29% and only $745 million borrowed on our $1.5 billion credit facility at March 31, 2012. The liquidity available on our credit facility provides ample room for continued growth both organically and through acquisitions, where we have seen increased activity recently,” Hannah further commented.

“We expect real demand to continue its steady improvement from existing levels for most of our products with larger improvements in the aerospace and energy-related industries during the second quarter. There is still some uncertainty regarding the direction of prices for some of the metals we sell, with prices currently moving in different directions for different of our products, but all within manageable ranges. Given these expectations, we currently estimate earnings per diluted share in a range of $1.40 to $1.50 for the 2012 second quarter,” concluded Hannah.

Effective April 3, 2012, Reliance acquired all the outstanding limited liability company interests of National Specialty Alloys, LLC (“NSA”), a global specialty alloy processor and distributor of premium stainless steel and nickel alloy bars and shapes, headquartered in Houston, Texas. NSA was founded in 1985 and has additional locations in Anaheim, California; Buford, Georgia; and Tulsa, Oklahoma. NSA had net sales of approximately $96 million for the twelve months ended October 31, 2011. NSA’s primary end market is the energy market, with aerospace, power generation, petrochemical and other major end markets.

Reliance recently announced that it has signed an agreement to acquire substantially all the assets of the Worthington Steel Vonore, Tennessee plant, a processing facility owned by Worthington Industries, Inc. (NYSE:WOR). The transaction has not yet closed however, upon completion, the Vonore plant is expected to operate as a Precision Strip, Inc. (a wholly-owned subsidiary of Reliance) location that will process and deliver carbon steel, aluminum and stainless steel products on a “toll” basis, processing the metal for a fee without taking ownership of the metal.

On April 24, 2012, the Board of Directors declared a regular quarterly cash dividend of $.15 per share of common stock. The dividend is payable on June 22, 2012 to shareholders of record June 1, 2012. The Company has increased its dividend 17 times since the IPO in 1994 and has paid regular quarterly dividends for 53 consecutive years.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the first quarter financial results for the period ended March 31, 2012. All interested parties are invited to listen to the web cast on April 26, 2012 at 11:00 a.m. Eastern Time at: http://www.rsac.com on the Investor Information section or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com on the Investor Information section through May 25, 2012 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 220 locations in 38 states and Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, the U.A.E. and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2011 “Fortune 500” List and the 2012 Fortune List of “The World’s Most Admired Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2011.

RELIANCE STEEL & ALUMINUM CO.
SELECTED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Income Statement Data:	(Unaudited)
Net sales	$2,288.3	$1,912.7
Gross profit[1]	577.8	506.3
Operating income	184.6	154.8
Pre-tax income	176.6	140.4
Net income attributable to Reliance	116.2	92.3
Diluted earnings per share attributable to Reliance shareholders	$1.54	$1.23
Weighted average shares outstanding – diluted	75,426,552	75,023,866
Gross profit margin[1]	25.3%	26.5%
Operating income margin	8.1%	8.1%
Pre-tax income margin	7.7%	7.3%
Net income margin – Reliance	5.1%	4.8%
Cash dividends per share	$0.15	$0.12

	March 31,	December 31,
	2012	2011*
Balance Sheet and Other Data:	(Unaudited)
Current assets	$2,585.9	$2,274.7
Working capital	1,910.2	1,698.3
Property, plant and equipment, net	1,120.6	1,105.5
Total assets	5,931.8	5,605.9
Current liabilities	675.7	576.4
Long-term debt	1,419.0	1,319.0
Total Reliance shareholders’ equity	3,265.4	3,143.9
Capital expenditures (year-to-date)	34.6	156.4
Cash (used in) provided by operations (year-to-date)	(63.2)	234.8
Net debt-to-total capital[2]	29.4%	28.4%
Return on Reliance shareholders’ equity[3]	11.7%	12.2%
Current ratio	3.8	3.9
Book value per share[4]	$43.48	$41.92

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as fluctuations in our gross profit margin can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).

3 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders’ equity.

4 Book value per share is calculated as total Reliance shareholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

ASSETS
	March 31, 2012	December 31, 2011*
	(Unaudited)
Current assets:
Cash and cash equivalents	$70.0	$84.6
Accounts receivable, less allowance for doubtful accounts of $23.3 at March 31, 2012 and $22.2 at December 31, 2011	1,044.2	896.2
Inventories	1,399.4	1,212.8
Prepaid expenses and other current assets	38.9	47.8
Deferred income taxes	33.4	33.3
Total current assets	2,585.9	2,274.7
Property, plant and equipment:
Land	147.5	145.8
Buildings	660.9	656.8
Machinery and equipment	1,013.9	982.9
Accumulated depreciation	(701.7)	(680.0)
	1,120.6	1,105.5

Goodwill	1,249.6	1,244.3
Intangible assets, net	890.9	895.9
Cash surrender value of life insurance policies, net	40.3	41.9
Investments in unconsolidated entities	16.4	16.2
Other assets	28.1	27.4
Total assets	$5,931.8	$5,605.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$433.7	$335.2
Accrued expenses	62.6	54.0
Accrued compensation and retirement costs	73.6	111.0
Accrued insurance costs	44.1	42.1
Current maturities of long-term debt and short-term borrowings	12.1	12.2
Income taxes payable	49.6	21.9
Total current liabilities	675.7	576.4
Long-term debt	1,419.0	1,319.0
Long-term retirement costs	91.5	88.6
Other long-term liabilities	29.0	30.1
Deferred income taxes	442.1	439.8
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	--	--
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares – 75,122,110 at March 31, 2012 and 75,007,694 at December 31, 2011, stated capital	666.6	657.1
Retained earnings	2,599.8	2,495.6
Accumulated other comprehensive loss	(1.0)	(8.8)
Total Reliance shareholders’ equity	3,265.4	3,143.9
Noncontrolling interests	9.1	8.1
Total equity	3,274.5	3,152.0
Total liabilities and equity	$5,931.8	$5,605.9

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
	(Unaudited)
Net sales	$2,288.3	$1,912.7

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,710.5	1,406.4
Warehouse, delivery, selling, general and administrative	357.7	318.5
Depreciation and amortization	35.5	33.0
	2,103.7	1,757.9

Operating income	184.6	154.8

Other income (expense):
Interest	(14.5)	(14.6)
Other income, net	6.5	0.2
Income before income taxes	176.6	140.4
Income tax provision	58.7	46.8
Net income	117.9	93.6
Less: Net income attributable to noncontrolling interests	1.7	1.3
Net income attributable to Reliance	$116.2	$92.3

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$1.54	$1.23

Basic earnings per common share attributable to Reliance shareholders	$1.55	$1.24

Cash dividends per share	$0.15	$0.12

RELIANCE STEEL & ALUMINUM CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Operating activities:
Net income	$117.9	$93.6
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	35.5	33.0
Deferred income tax benefit	(1.2)	(1.2)
Gain on sales of property, plant and equipment	(0.1)	--
Equity in earnings of unconsolidated entities	(0.5)	(0.7)
Dividends received from unconsolidated entities	0.3	0.3
Share-based compensation expense	4.9	4.8
Tax deficit from share-based compensation	0.1	--
Net (gain) loss from life insurance policies	(1.2)	1.6
Changes in operating assets and liabilities (excluding effect of business acquired):
Accounts receivable	(143.6)	(215.1)
Inventories	(182.2)	(228.2)
Prepaid expenses and other assets	9.0	34.6
Accounts payable and other liabilities	97.9	175.9
Net cash used in operating activities	(63.2)	(101.4)

Investing activities:
Purchases of property, plant and equipment	(34.6)	(35.8)
Acquisition of a metals service center, net of cash acquired	(10.0)	--
Proceeds from sales of property, plant and equipment	0.2	0.9
Net proceeds from redemption of life insurance policies	2.8	0.1
Net cash used in investing activities	(41.6)	(34.8)

Financing activities:
Net short-term debt repayments	(0.4)	--
Proceeds from long-term debt borrowings	221.0	197.0
Principal payments on long-term debt	(122.2)	(52.0)
Payments to noncontrolling interest holders	(0.7)	(0.8)
Dividends paid	(11.2)	(9.0)
Tax deficit from share-based compensation	(0.1)	--
Exercise of stock options	4.6	3.9
Net cash provided by financing activities	91.0	139.1
Effect of exchange rate changes on cash	(0.8)	1.0
(Decrease) increase in cash and cash equivalents	(14.6)	3.9
Cash and cash equivalents at beginning of year	84.6	72.9
Cash and cash equivalents at end of period	$70.0	$76.8

Supplemental cash flow information:
Interest paid during the period	$5.2	$2.9
Income taxes paid during the period	$32.6	$4.2

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle
Investor Relations
713-610-9937
213-576-2428
kfeazle@rsac.com
investor@rsac.com